As filed with the Securities and Exchange Commission on May 19, 2005

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADESA, INC.

Exact name of registrant as specified in its charter

Delaware	35-1842546
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

13085 Hamilton Crossing Boulevard Carmel, Indiana	46032
(Address of Principal Executive Offices)	(Zip Code)

ADESA, Inc. 2005 Supplemental Executive Retirement Plan

(Full title of plan)

George J. Lawrence

Executive Vice President, General Counsel and Secretary

ADESA, Inc.

13085 Hamilton Crossing Boulevard

Carmel, Indiana  46032

(Name and address of agent for service)

(800) 923-3725

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Deferred Compensation Obligations(1)	$15,000,000	100%	$15,000,000	$1,765.50

(1)  The Deferred Compensation Obligations are unsecured obligations of ADESA, Inc. to pay deferred compensation to employees of ADESA, Inc. and certain affiliates of ADESA, Inc. in the future in accordance with the terms of the ADESA, Inc. 2005 Supplemental Executive Retirement Plan.

(2)  Estimated pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

Introduction

This registration statement on Form S-8 is filed by ADESA, Inc., a Delaware corporation (the “Company”), and relates to $15,000,000 of unsecured obligations (the “Deferred Compensation Obligations”) of the Company to pay deferred compensation to employees of the Company and certain affiliates of the Company in the future in accordance with the terms of the ADESA, Inc. 2005 Supplemental Executive Retirement Plan (the “SERP”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                    Plan Information.

The documents containing the information specified in Part I will be delivered to participants in the SERP, in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                    Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus) or other documents required to be delivered to eligible employees pursuant to Rule 428(b) are available without charge by contacting:

George J. Lawrence

Executive Vice President, General Counsel and Secretary

ADESA, Inc.

13085 Hamilton Crossing Boulevard

Carmel, Indiana  46032

Telephone: (800) 923-3725

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

a.               The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004; and

b.              All other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2004, including:

i.  the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

ii.  the Company’s Current Reports on Form 8-K filed on:

•                  January 5, 2005;

•                  February 14, 2005;

•                  March 10, 2005;

•                  March 30, 2005;

•                  April 13, 2005;

•                  April 28, 2005;

•                  May 2, 2005; and

•                  May 11, 2005.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all Deferred Compensation Obligations have been sold or deregistering all Deferred Compensation Obligations which remain unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

For purposes of this registration statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement.  Any statement so modified shall not be deemed in its unmodified form to constitute part of this registration statement or the related prospectus.

Item 4.                    Description of Securities.

Under the SERP, the Company will provide a select group of management and highly compensated employees (the “Participants”) the opportunity to agree to the deferral of a specified percentage of their compensation and the accumulation of tax-deferred earnings thereon.  The SERP allows the Participants to defer the receipt of a portion of their pre-tax salary and bonus awards.  The amount deferred will be credited to an account in the Participant’s name, and earnings based on several methods selected by the Participant will accumulate thereon on a tax-deferred basis.  Additionally, the Company will also make contributions to each Participant’s account based on formulae set forth in the plan, and these contributions will also accumulate tax-deferred earnings based upon the method selected by the Participant.  The total amount of Deferred Compensation Obligations being registered pursuant to this registration statement is $15,000,000.

Each Participant is an unsecured general creditor of the Company with respect to the Deferred Compensation Obligations owed to such Participant.  The Deferred Compensation Obligations are payable solely from the Company’s general assets, and are subject to the risk of corporate insolvency.  The Deferred Compensation Obligations will be mingled with the general funds of the Company and may, therefore, be subject to a lien or security interest of other creditors.

The Deferred Compensation Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors, either voluntarily or involuntarily, by the Participants or their beneficiaries.

The Deferred Compensation Obligations will be payable on a date or dates selected by each Participant in accordance with the terms of the SERP.  The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, upon a Participant’s proof of an unforeseeable emergency in accordance with the terms of Section 409A(a)(2)(B)(ii) of the Internal Revenue Code of 1986, as amended, or upon the occurrence of a change in control of the Company.

The Company reserves the right to amend or terminate the SERP at any time, except that no such amendment or termination shall (i) result in an acceleration of benefit payments in violation of Section 409A of the Internal Revenue Code of 1986, as amended; (ii) result in any other violation of Section 409A; or (iii) reduce the amount allocated to the Participants’ accounts as of the date of the amendment or termination or otherwise adversely affect the Participants’ rights with respect to such accounts.

The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.  Other than any trustee under the grantor trust, no trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon default.

Item 5.                    Interests of Named Experts and Counsel.

Not applicable.

Item 6.                    Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a the Company to eliminate or limit the personal liability of a director of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.

The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner which the person reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of such person’s duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of the Company’s directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may be hereafter amended.

The Company’s By-laws provide that:

—>         the Company must indemnify its directors and officers to the fullest extent permitted by Delaware law;

—>         the Company may indemnify its other employees and agents to the same extent that it indemnified its officers and directors, unless otherwise determined by its board of directors; and

—>         the Company must advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

The indemnification provisions contained in the Company’s Amended and Restated Certificate of Incorporation and By-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

4.1	ADESA, Inc. 2005 Supplemental Executive Retirement Plan

5.1	Legal Opinion of Ice Miller

23.1	Consent of Ice Miller (contained in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page)

Item 9.                    Undertakings.

The undersigned registrant hereby undertakes:

                (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                (i)            to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                                (ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                                (iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel, State of Indiana, on May 17, 2005.

ADESA, INC.

By:	/s/ George J. Lawrence

Name:	George J. Lawrence

Title:	Executive Vice President, General Counsel and Secretary

Power of Attorney

Each person whose signature appears below authorizes George J. Lawrence, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities indicated below on May 17, 2005.

Name	Title
/s/ David G. Gartzke	Chairman, President and Chief Executive Officer (Principal Executive Officer)
David G. Gartzke

/s/ Cameron C. Hitchcock	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Cameron C. Hitchcock

/s/ Scott A. Anderson	Controller (Principal Accounting Officer)
Scott A. Anderson

/s/ Wynn V. Bussmann	Director
Wynn V. Bussmann

/s/ Thomas L. Cunningham	Director
Thomas L. Cunningham

/s/ Dennis O. Green	Director
Dennis O. Green

/s/ Angel Rodolfo Sales	Director
Angel Rodolfo Sales

/s/ Nick Smith	Director
Nick Smith

/s/ Donald C. Wegmiller	Director
Donald C. Wegmiller

/s/ Deborah L. Weinstein	Director
Deborah L. Weinstein

Index to Exhibits

Exhibit No.	Description

4.1	ADESA, Inc. 2005 Supplemental Executive Retirement Plan

5.1	Legal Opinion of Ice Miller

23.1	Consent of Ice Miller (contained in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page)